UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2010

Commission File Number: 333-146744

CAPSALUS CORP.
(Exact Name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2675 Paces Ferry Road Suite 100
Atlanta, GA 30339
(Address of principal executive offices)

888-400-7179
(Registrant’s telephone number, including area code)

Mach One Corporation
974 Silver Beach Road
Belgium, WI 53095
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Section 5-Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2010, the Board of Directors of the registrant appointed Kevin P. Quirk to serve as the Registrant’s Chief Executive Officer. Mr. Tad M. Ballantyne had been Interim-CEO and will remain as the Chairman of the Board. Following is a resume of Mr. Quirk:

An accomplished executive with more than two decades of consumer products operating experience spanning general management and senior marketing roles in Fortune 500 corporations and start-up ventures, Quirk is now responsible for determining Capsalus’ strategic direction and managing performance against overall business objectives in keeping with the company’s mission. Most recently, Quirk founded White Hat Brands LLC, a functional beverage manufacturer focused on children’s health and wellness issues, which he sold to Capsalus earlier this year after raising multiple rounds of financing and stewarding the business to a successful exit. Prior to White Hat, he held a variety of senior-level marketing positions for The Coca-Cola Company, initially hired into the Coca-Cola Accelerated Program, the company’s coveted management training program, and serving as director of marketing for Minute Maid brands prior to his departure.  In addition, Quirk spent nearly a decade at Anheuser-Busch, where he worked in brand management, field sales and marketing, wholesaler development and strategic planning, most notably as market development manager of the Wisconsin territory and as founder of the company’s business development group, providing internal management consulting to a network of over 800 distributors.

Mr. Quirk holds a BS in Marketing and a BA in Communications from Saint Louis University, and a letter of MBA equivalence from Harvard Business School earned while managing the New England market for Coca-Cola.

Section 7- Regulation FD

Item 7.01  Regulation FD Disclosure.

A press release regarding the appointment of Kevin P. Quirk as the Registrant’s Chief Executive Officer was published on December 16, 2010, and is attached to this Form 8-K as Exhibit 99.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits. 99.1 Press Release dated December 16, 2010.

SIGNATURE

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CAPSALUS CORP. (Registrant)
Date: 12/16/2010	By:	/s/ Tad M. Ballatyne
Director